Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of November 5, 2014, by and between RALLY SOFTWARE DEVELOPMENT CORP., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.                             LINE OF CREDIT.

(a)                    Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including October 31, 2015, not to exceed at any time the aggregate principal amount of Fifteen Million Dollars ($15,000,000.00) (“Line of Credit”), the proceeds of which shall be used for Borrower’s working capital requirements and general corporate use.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of November 5, 2014 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.  Bank would consider a request by Borrower to extend the Line of Credit for up to one year, but Bank is not obligated or committed to grant any requested extension of the Line of Credit and Bank, in its sole and absolute discretion, may decline to grant any request to extend the Line of Credit, regardless of whether Borrower is in compliance with this Agreement and the other Loan Documents.

(b)                    Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue sight commercial and standby letters of credit for the account of Borrower to finance working capital requirements (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Million Dollars ($5,000,000.00).  The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion.  Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Letter of Credit shall be issued with, nor shall Bank be required to renew or (if applicable) allow automatic renewal of any Letter of Credit so that it will have, an expiration date that is subsequent to the maturity date of the Line of Credit (with any such Letter of Credit with an expiration date subsequent to the maturity of the Line of Credit to be referred to as an “Extended Date Letter of Credit”) unless Borrower at the time of and as an additional condition to the issuance of an Extended Date Letter of Credit, provides Bank with cash collateral (which may be in addition to or, if agreed by Bank, may be a replacement for, such other collateral that may have been granted by Borrower to Bank, pursuant to this Agreement or otherwise), consisting of a deposit account maintained by Borrower with Bank in an amount that is not less than one hundred five percent (105%) of the undrawn amount of such Extended Date Letter of Credit, as evidenced by and subject to the security agreements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank; and provided further, that in no event shall any Extended Date Letter of Credit have a then current expiration date more than three hundred sixty-five (365) days beyond the maturity date of the Line of Credit.  The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof.  Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.  In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c)          Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.  Borrower may at any time and from time to time, upon at least five (5) business days prior written notice to Bank, to terminate the Line of Credit.  On the date of such termination, Borrower shall (i) repay the outstanding principal amount of all outstanding borrowings under the Line of Credit, the unpaid interest thereon, and all of Borrower’s other obligations hereunder, and (ii) provide Bank with cash collateral (which may be in addition to or, if agreed by Bank, may be a replacement for, such other collateral that may have been granted by Borrower to Bank, pursuant to this Agreement or otherwise), consisting of a deposit account maintained by Borrower with Bank in an amount that is not less than one hundred five percent (105%) of the undrawn amount of any Letter of Credit, as evidenced by and subject to the security agreements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.

SECTION 1.2.                             INTEREST/FEES.

(a)                    Interest.  The outstanding principal balance of each credit subject hereto shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such credit is made or such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b)                    Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)                     Letter of Credit Fees.  Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.3.                             GUARANTIES.  The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by RALLY SOFTWARE DEVELOPMENT INTERNATIONAL CORP. (“Guarantor,” together with Borrower, each a “Loan Party” and collectively “Loan Parties”), as evidenced by and subject to the terms of a guaranty in form and substance satisfactory to Bank.

SECTION 1.4.                             COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, Borrower shall grant to Bank security interests of first priority in all of Borrower’s accounts receivable and other rights to payment, general Intangibles, payment intangibles, patents, trademarks, copyrights, deposit accounts, securities, investment property, financial assets, letter-of-credit rights, chattel paper, documents, instruments, inventory, equipment and other personal property.

As security for the guaranty required hereunder from Guarantor, Borrower shall cause Guarantor to grant to Bank security interests of first priority in all of Guarantor’s accounts receivable and other rights to payment, general intangibles, payment intangibles, patents, trademarks, copyrights, deposit accounts, securities, investment property, financial assets, letter-of-credit rights, chattel paper, documents, instruments, inventory, equipment and other personal property.

Notwithstanding the foregoing, the collateral provided to Bank by the Loan Parties shall not include: (i) capital stock of any Excluded Foreign Subsidiary in excess of 65% of the voting power of all classes of stock of such Excluded Foreign Subsidiary entitled to vote; (ii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of Borrower or Guarantor if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code applicable in California or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Bank’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of Bank’s continuing security interests in and liens upon any rights or interests of Borrower or Guarantor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or equity interests (including any accounts or equity interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or equity interests); (iii) any “intent-to-use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, but only to the extent the granting of a security interest in such “intent to use” trademarks would render void, invalid or unenforceable such “intent to use” trademark applications under applicable law; or (iv) the Specified Account.  As used herein, “Excluded Foreign Subsidiary” means any subsidiary that is a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder).  As used herein, “Specified Account” means account number 7312709 of the Borrower at CoBiz Bank doing business as Colorado Business Bank to secure Borrower’s obligations to its landlord under its premises lease in the maximum aggregate amount of $4,200,000.00 plus interest thereon, together with any cash or cash equivalents on deposit therein; provided that the amount of funds in the Specified Account shall not exceed the lesser of $4,200,000 plus interest thereon or the amount required to secure Borrower’s obligations to its landlord under its premises lease.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.

Without limiting the foregoing, (i) Borrower acknowledges that in the event Borrower or Guarantor is permitted by Bank to maintain any deposit or investment account with any other bank, depositary or securities intermediary (each, an “Other Depositary or Investment Account”), then Borrower shall cause Bank to receive such agreements and other documents as Bank may reasonably require to maintain “control” (as defined in Section 9104 or Section 8106, as applicable, of the Uniform Commercial Code applicable in California) over, and a first priority security interest in, such Other Depositary or Investment Account (which agreements may include a control agreement between Bank, Borrower (or Guarantor, if applicable) and such other bank, depositary or securities intermediary), provided that (x) neither Borrower nor Guarantor shall be required to enter into a control agreement with respect to (1) any of the Transition Accounts specified in Section 4.10 and (2) any deposit accounts exclusively used to fund payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of its subsidiaries’, employees and identified to Bank by Borrower as such, and (y) unless requested by Bank, neither Borrower nor Guarantor shall be required to enter into a control agreement with respect to the Square 1 Account, and (ii) Borrower shall, and shall cause Guarantor to, execute and deliver to Bank such supplemental collateral assignments with respect to any or all of their patents, trademarks and copyrights as Bank may require for recording in the applicable government offices.  Nothing in this paragraph is intended to alter the requirement in Section 4.10 below that Borrower and Guarantor maintain their principal deposit accounts and other traditional banking relationships with Bank.

Pursuant to Section 7.3, Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.5.                  COLLECTION OF PAYMENTS.  Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by debiting Borrower’s deposit account number 4535853063 with Bank, or any other deposit account maintained by Borrower with Bank for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement (other than contingent, indemnification obligations not then due).

SECTION 2.1.                             LEGAL STATUS.  Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required except where the failure to so qualify or to be so licensed could not reasonably be expected to have a material adverse effect on Borrower.

Guarantor is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required except where the failure to so qualify or to be so licensed could not reasonably be expected have a material adverse effect on it.  As of the date of this Agreement, Guarantor is the only directly owned subsidiary of Borrower.

SECTION 2.2.                             AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable.

SECTION 2.3.                             NO VIOLATION.  The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation where such violation could reasonably be expected to have a material adverse effect on Borrower, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower or Guarantor, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or Guarantor is a party or by which Borrower or Guarantor may be bound where such breach could reasonably be expected to have a material adverse effect on Borrower or Guarantor.

SECTION 2.4.                             LITIGATION.  There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or Guarantor, other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.                             CORRECTNESS OF FINANCIAL STATEMENT.  The financial statement of Borrower and subsidiaries dated July 31, 2014, which Borrower filed with the SEC (as a non-accelerated filer), and which was made available to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower and subsidiaries, (b) discloses all liabilities of Borrower and subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of company prepared financial statements, to normal year end adjustments and the absence of footnotes).  Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower or Guarantor, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except for Permitted Liens.

SECTION 2.6.                             INCOME TAX RETURNS.  Borrower has no knowledge of any pending assessments or adjustments of its or Guarantor’s income tax payable with respect to any year.

SECTION 2.7.                             NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.                             PERMITS, FRANCHISES.  Borrower and Guarantor possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable each of them to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.                             ERISA.  Borrower and Guarantor are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); neither Borrower nor Guarantor has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or Guarantor; Borrower and Guarantor have met each their minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.                      OTHER OBLIGATIONS.  Neither Borrower, nor Guarantor, is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.                      ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and Guarantor are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s or Guarantor’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower or Guarantor is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Neither Borrower, nor Guarantor, has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12. USE OF LOAN PROCEEDS.  Neither Borrower nor Guarantor is engaged in, nor has as one of its activities, the business of extending credit for the purchasing or carrying of any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve Systems), and no part of any advance made by Bank hereunder will be used to purchase or carry any margin stock or to extend credit to others for purposes which violate Regulation U of the Board of Governors of the Federal Reserve System or any other provision of applicable law or regulation.  Borrower will, if requested by Bank, execute and deliver to Bank a Regulation U Statement of Purpose that indicates that no part of any advance made by Bank hereunder will be used to purchase or carry any margin stock.

ARTICLE III

CONDITIONS

SECTION 3.1.                             CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)                    Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)                    Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)                                 This Agreement and each promissory note or other instrument or document required hereby.

(ii)                                  Certificate of Incumbency — 2.

(iii)                                  Corporate Resolution: Borrowing.

(iv)                                  Corporate Resolution: Continuing Guaranty and Third Party Collateral.

(v)                                  Continuing Guaranty

(vi)                                  Security Agreement-2.

(vii)                                   Intellectual Property Security Agreement-2.

(viii)                                   Deposit Account Control Agreement with respect to the account maintained by Guarantor with HSBC Bank USA, NA (the “HSBC Account”).

(ix)                                  Such other documents as Bank may require under any other Section of this Agreement.

(c)                     Financial Condition.  There shall have been no material adverse change, as reasonably determined by Bank, in the financial condition or business of Borrower or Guarantor, if any, nor any material decline, as reasonably determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or Guarantor, if any.

(d)                    Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and where required by Bank, with lender loss payable endorsements in favor of Bank.

SECTION 3.2.                             CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)                    Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)                    Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

SECTION 3.3.                             CONDITIONS OF INITIAL LETTER OF CREDIT.  Prior to the issuance of the first Letter of Credit hereunder, Bank shall have received any letter of credit documentation required by Bank completed and duly executed by Borrower.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto (other than contingent, indemnification obligations not then due), Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.                             PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2.                             ACCOUNTING RECORDS.  Maintain, and cause Guarantor to maintain, adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time (upon reasonable notice unless an Event of Default has occurred and is continuing) to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and Guarantor; provided that unless an Event of Default has occurred and is continuing, Borrower shall not be required to pay for more than one such audit per calendar year.

SECTION 4.3.                             FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)                    not later than the earlier of 45 days after the end of each fiscal quarter or the date such information is filed with the SEC, a copy of Borrower’s quarterly report on Form 10-Q;

(b)                    not later than the earlier of 90 days after the end of each fiscal year or the date such information is filed with the SEC, a copy of Borrower’s annual report on Form 10-K, to include financial audit;

(c)                     not later than 15 days after each fiscal quarter, copies of Borrower’s and Guarantor’s current deposit, brokerage and other account statements for accounts held outside of Wells Fargo Bank or Wells Fargo Securities, LLC and similarly related entities containing Unencumbered Liquid Assets (as defined below), together with such information as Bank may reasonably require to determine Borrower’s compliance with the terms of this Agreement;

(d)                    contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president, chief financial officer or chief accounting officer of Borrower that said financial statements are accurate, that Borrower is in compliance with all financial covenants in this Agreement (as evidenced by detailed calculations attached to such certificate), and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default or, if an Event of Default or such condition, act or event existed, describing the nature and period of existence thereof and the action which the Borrower proposes to take or has taken with respect thereto; and

(e)                     from time to time such other information as Bank may reasonably request.

SECTION 4.4.                             COMPLIANCE.  Preserve and maintain, and cause Guarantor to preserve and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which it is organized and/or which govern its continued existence; and comply with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to it and/or its business, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower or Guarantor.

SECTION 4.5.                             INSURANCE.  Maintain and keep in force, and cause Guarantor to maintain and keep in force, for each business in which it is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, and, if required, seismic property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s written request schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee.

SECTION 4.6.                             FACILITIES.  Keep, and cause Guarantor to keep, all properties useful or necessary to its business in good repair and condition, ordinary wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained in a commercially reasonable manner.

SECTION 4.7.                             TAXES AND OTHER LIABILITIES.  Pay and discharge when due, and cause Guarantor to pay and discharge when due, any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as it may in good faith contest or as to which a bona fide dispute may arise, and (b) for which it has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower or Guarantor is obligated to make such payment.

SECTION 4.8.                             LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or Guarantor with a probable loss contingency and the amount of the loss reasonably estimated in excess of $300,000 in accordance with Accounting Standards Codification 450-20 (Loss Contingencies).

SECTION 4.9.                             NOTICE TO BANK.  Promptly (but in no event more than five (5) business days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or Guarantor; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or Guarantor is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or Guarantor’s property in excess of an aggregate of $300,000.00.

SECTION 4.10.                      DEPOSIT ACCOUNTS.  Maintain Borrower’s, and cause Guarantor hereunder to maintain its, principal deposit accounts and other traditional banking relationships with Bank; provided however, that Borrower shall have ninety (90) days after the date hereof to complete the transfer of such principal deposit accounts and other traditional banking relationships to Bank (the “Transition Accounts”).  Notwithstanding the foregoing, Borrower may continue to maintain (i) the Specified Account and (ii) an account with Square 1 Bank (the “Square 1 Account”) after such 90 day period provided that the aggregate balance in such account does not exceed $100,000 over any three business day period, and the Guarantor may continue to maintain the HSBC Account.

SECTION 4.11.                      BORROWER AND GUARANTOR LIQUIDITY.  Maintain Unencumbered Liquid Assets with Bank or an affiliate of Bank with an aggregate fair market value not at any time less than Thirty Five Million Dollars ($35,000,000.00); provided that up to $3,000,000 in the HSBC Account shall constitute Unencumbered Liquid Assets so long as such account remains subject to a control agreement among Guarantor, Bank and HSBC.  As used herein, “Unencumbered Liquid Assets” shall mean the sum of (x) cash, cash equivalents and/or publicly traded/quoted marketable securities of Borrower and Guarantor acceptable to Bank in its sole discretion, free of any lien or other encumbrance except for the security interest granted to Bank hereunder and (y) the amount available for borrowing under the Line of Credit. Retirement account assets held in a fiduciary capacity by Borrower or Guarantor shall not qualify as Unencumbered Liquid Assets.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto (other than contingent, indemnification obligations not then due), Borrower will not without Bank’s prior written consent:

SECTION 5.1.                             USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.                             CAPITAL EXPENDITURES.  Make, or permit Guarantor to make, any additional investment in fixed assets in any fiscal year in excess of an aggregate of $10,000,000.00.

SECTION 5.3.                             OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist, or permit Guarantor to create, incur, assume or permit to exist, any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower and Guarantor to Bank, (b) any other liabilities of Borrower and Guarantor existing as of, and disclosed to Bank prior to, the date hereof, (c) unsecured indebtedness owed by any Loan Party to another Loan Party, (d) unsecured indebtedness to trade creditors incurred in the ordinary course of business and not more than 60 days past due and amounts more than 60 days past due that are being contested in good faith for which it has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower or Guarantor is obligated to make such payment, (e) purchase money indebtedness (including capitalized leases) for the acquisition of fixed assets and equipment, provided that such additional purchase money indebtedness does not exceed $250,000 at any time outstanding, (f) purchase money indebtedness (including capitalized leases) consisting of Assumed Liabilities in connection with a Permitted Acquisition in amounts permitted under Section 5.4, (g) other Assumed Liabilities, including unsecured debt assumed by Borrower in connection with a Permitted Acquisition that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank, pursuant to a subordination agreement in form and substance satisfactory to Bank, (h) indebtedness in the form of any obligation or liability to pay deferred or contingent purchase price or other consideration for any property, services or rights in connection with any Permitted Acquisition, including royalties or milestones payable on sales and guaranteed minimum royalty payments in amounts permitted under Section 5.4, (i) guaranties permitted under Section 5.5, and (j) extensions, refinancings, modifications, amendments and restatements of any items of permitted indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms, individually or taken as a whole, upon Borrower or Guarantor.

SECTION 5.4.                             MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  (a) Merge into or consolidate, or permit Guarantor to merge into or consolidate, with any other entity, except for (i) the merger of another entity into Borrower or Guarantor in connection with and to effectuate a Permitted Acquisition (as defined below) so long as Borrower or Guarantor, as applicable, is the survivor; or (ii) the merger of Guarantor into Borrower (with the Borrower as the survivor) so long as after giving effect to such merger, no Event of Default has occurred and is continuing or would result therefrom; (b) make, or permit Guarantor to make, any substantial change in the nature of Borrower’s or Guarantor’s business as conducted as of the date hereof; (c) acquire, or permit Guarantor to acquire, all or substantially all of the assets of any other entity, except for a Permitted Acquisition; or (d) sell, lease, transfer or otherwise dispose of, or permit Guarantor to sell, lease, transfer or otherwise dispose of, all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.

“Permitted Acquisition” means (a) an acquisition by Borrower or Guarantor of all or substantially all of the operating assets of any other entity, including without limitation such an asset acquisition that is accomplished by the merger of another entity into Borrower or Guarantor (with Borrower or Guarantor, as applicable, as the survivor), or (b) an acquisition by Borrower or Guarantor of all of the stock of any other corporation (so that the acquired corporation becomes a wholly-owned subsidiary of Borrower or Guarantor, as applicable), so long as, with respect to (a) and (b), all of the following conditions are satisfied:

(i)                   The acquisition is consummated in compliance with applicable law and the entity and/or line of business that is acquired is in a substantially similar line of business as that of Borrower and Guarantor as such business is conducted on the date of this Agreement, or otherwise provides software and other services related to business agility.

(ii)                There is no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default would result after giving effect to the acquisition.

(iii)             Borrower gives Bank at least ten (10) days prior written notice of the acquisition.

(iv)            Borrower furnishes Bank with copies of such documents and information pertaining to the acquisition and the company and/or line of business acquired as Bank may reasonably request.

(v)               The aggregate consideration paid or assumed (including, but not limited to, the amount of all liabilities assumed or acquired, including in the case of an entity that is acquired and becomes a subsidiary of Borrower or Guarantor, the amount of all liabilities of such entity (“Assumed Liabilities”), earn-outs, (valued at the maximum amount payable thereunder), deferred payments including, but not limited to, royalties or milestones payable on sales and guaranteed minimum royalty payments, or capital stock, net of the acquired company’s cash and cash equivalent balance) (valuing any non-cash consideration at its fair market value) does not exceed Ten Million Dollars ($10,000,000.00) in the aggregate for all such acquisitions during any fiscal year; provided however that any secured Assumed Liabilities shall consist of purchase money indebtedness that was incurred to finance the purchase of equipment or other fixed assets; provided further that any consideration in excess of $5,000,000 must be funded by the issuance of additional equity in Borrower.

(vi)            Any operating assets that are acquired are located in the U.S., and any entity that is acquired is organized under the law of a State within the U.S. and has all of its assets in the U.S.; provided that a foreign entity may be acquired if Borrower or Guarantor, as applicable, uses its best efforts to repatriate the assets of such entity into the United States within one year after such acquisition.

(vii)         Borrower shall reimburse Bank for all costs and expenses, including reasonable attorneys’ fees, expended or incurred by Bank in connection with the foregoing.

SECTION 5.5.                             GUARANTIES.  Guarantee or become liable, or permit Guarantor to guarantee or become liable, in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate, or permit Guarantor to pledge or hypothecate, any assets of Borrower or Guarantor as security for, any liabilities or obligations of any other person or entity, except (i) any of the foregoing in favor of Bank, and (ii) guaranties by Borrower of indebtedness of Guarantor so long as such indebtedness is permitted hereunder.

SECTION 5.6.                             LOANS, ADVANCES, INVESTMENTS.  Make, or permit Guarantor to make, any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) loans or advances made by one Loan Party to another Loan Party, (c) loans or advances made hereafter in the normal course of business to a wholly-owned subsidiary of Borrower or of Guarantor; provided however, that loans or advances made hereafter to a subsidiary of Borrower or Guarantor shall not at any time have an outstanding principal balance in excess of $2,000,000.00 in the aggregate for all such loans and advances combined, (d) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having a rating of at least A-1 or P-1 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts, (e) investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower, (f) investments consisting of accounts held at other financial institutions, to the extent permitted by Section 4.10, (g) investments accepted in connection with dispositions permitted by Section 5.4 in an aggregate amount not to exceed $500,000, (h) investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business in an aggregate amount not in excess of One Hundred Thousand Dollars ($100,000), (i) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers in the ordinary course of business, (j) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate in any fiscal year, and (k) Permitted Acquisitions.

SECTION 5.7.                             PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, or permit Guarantor to mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s or Guarantor’s assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, (b) purchase money security interests in equipment or other fixed assets that secure Assumed Liabilities incurred in connection with Permitted Acquisitions permitted under Section 5.4 above, (c) liens to secure purchase money indebtedness (including capitalized leases) permitted under Section 5.3(e) and (f) hereof, (d) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings with adequate reserves being maintained in accordance with generally accepted accounting principles, provided the same have no priority over any of Bank’s security interests, (e) liens of carriers, warehousemen, suppliers, or other persons that are possessory in nature arising in the ordinary course of business so long as such liens (i) secure liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000), (ii) have no priority over any of Bank’s security interests and (iii) are not delinquent or remain payable without penalty or are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and with adequate reserves being maintained in accordance with generally accepted accounting principles, (f) liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than liens imposed by ERISA) so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the collateral on account thereof, (g) statutory or common law liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, (h) liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds, and other obligations of like nature, in each case, in the ordinary course of business so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the collateral on account thereof, (i) leases or subleases of real property granted in the ordinary course of Borrower’s or Guarantor’s business (or, if referring to another person, in the ordinary course of such person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than intellectual property) granted in the ordinary course of Borrower’s or Guarantor’s business (or, if referring to another person, in the ordinary course of such person’s business), if the leases, subleases, licenses and sublicenses do not (i) prohibit granting Bank a security interest therein, (i) interfere in any material respect with the business of the Borrower or Guarantor or materially detract from the value of the relevant assets of the Borrower or Guarantor, or (iii) secure any Indebtedness, (j) licenses of intellectual property granted to third parties in the ordinary course of business, (k) liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default, (l) bankers’ liens, rights of setoff and similar liens in favor of other financial institutions arising in connection with Borrower’s or Guarantor’s deposit accounts held at such institutions, to the extent permitted by Section 4.10, (m) liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods, (n) liens of Borrower’s landlord on the Specified Account together with any cash or cash equivalents on deposit therein to secure Borrower’s obligations to its landlord under its premises lease in an amount not to exceed the lesser of $4,200,000 plus interest thereon or the amount required to secure Borrower’s obligations to its landlord under its premises lease, and (o) liens incurred in connection with any extension, renewal or refinancing of indebtedness permitted hereunder secured by the liens permitted under clauses (a), (b) and (c) of this Section 5.7, provided that the scope of any such lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase (the liens described in clauses (a) through (o), collectively, “Permitted Liens”).

SECTION 5.8.                             DIVIDENDS, DISTRIBUTIONS.  Declare or pay, or permit Guarantor to declare or pay, any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding other than dividends or distributions from Guarantor to Borrower; nor redeem, retire, repurchase or otherwise acquire, or permit Guarantor to redeem, retire, repurchase or otherwise acquire, any shares of any class of Borrower’s or Guarantor’s stock now or hereafter outstanding.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.                             The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)                    (i) Borrower shall fail to pay when due any principal or interest under any of the Loan Documents or (ii) Borrower shall fail to pay any fees or other amounts payable under any of the Loan Documents within three (3) business days after such obligations are due and payable.

(b)                    Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)                     Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1 or the provision of any other Loan

Document for which a grace or cure period has already been established in such loan document), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d)                    Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, Guarantor or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such Guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank; provided, however, that (1) any cure period applicable thereto has expired, and (2) with respect to a default under an obligation to any person or entity other than Bank, the amount of said obligation exceeds $300,000.00.

(e)                     Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)                      The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; provided however, that such judgments, liens, levies, writs, executions and other process involve debts of or claims against Borrower or a Third Party Obligor in excess of $300,000.00, individually or in the aggregate for all such judgments, liens, levies, writs, executions and other process combined, and within thirty (30) days after the creation thereof, or at least ten (10) days prior to the date on which any assets could be lawfully sold in satisfaction thereof, such debt or claim is not satisfied or stayed pending appeal and insured against in a manner satisfactory to Bank; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor and, in the case of an involuntary proceeding, it is not dismissed or stayed within thirty (30) days.

(g)                     There shall exist or occur any material adverse change, as reasonably determined by Bank, in (i) the business operations or condition (financial or otherwise) of Borrower and its subsidiaries taken as a whole, (ii) the ability of Borrower to repay the obligations hereunder or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s or Guarantor’s interest in, or the value, perfection or priority of Bank’s security interest in the collateral under any Loan Document.

(h)                    Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any Loan Party or any Loan Party shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(i)                        The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(j)                       (i) any “person” or “group” (as such terms are used in Rule 13d-5 of the Exchange Act, and Sections 13(d) and 14(d) of the Exchange Act) of persons becomes, directly or indirectly, in a single transaction or in a related series of transactions, the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act) of forty percent (40%) or more of the total voting power of equity interests of Borrower then outstanding (on a fully-diluted basis (and taking into account all such equity interests that such “person” or “group” has the right to acquire pursuant to any option right) entitled to vote generally in elections of directors of Borrower; or (ii) the Continuing Directors shall cease for any reason to constitute a majority of the board of directors of Borrower then in office.  “Continuing Director” means (x) any member of the board of directors who was a director (or comparable manager) of Borrower on the date hereof, and (y) any individual who becomes a member of the board of directors after the date hereof if such individual was approved, appointed or nominated for election to the board of directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the date hereof in an actual or threatened election contest relating to the election of the directors (or comparable managers) of

Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

(k)                    Borrower at any time ceases to own one hundred percent of Guarantor.

SECTION 6.2.                             REMEDIES.  Upon the occurrence of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.  Bank agrees not to place a hold on any account maintained with Bank or deliver any notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreement providing control of any collateral unless an Event of Default has occurred, at which time Bank may take such actions without the requirement of notice to or upon Borrower or Guarantor or any other Person (which notice is hereby expressly waived to the maximum extent permitted by applicable law).

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.                             NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.                             NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:                              RALLY SOFTWARE DEVELOPMENT CORP.

3333 Walnut Street

Boulder, Colorado 80301-2515

With copies to:

David Huberman, General Counsel and Secretary

Kenneth Mesikapp, Chief Accounting Officer and Assistant Secretary

BANK:                                                                   WELLS FARGO BANK, NATIONAL ASSOCIATION

2030 Main Street, 9th Floor, Suite 900

MAC E2231-09A

Irvine, California 92614-7255

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) business days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.                             COSTS, EXPENSES AND ATTORNEYS’ FEES.  Borrower shall pay to Bank not later than 15 days after invoiced by Bank, or immediately upon demand if an Event of Default or any condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred or shall exist, the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and, except for the initial negotiation and preparation of this Agreement and the other Loan Documents, all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity; provided, however, that solely with respect to the initial negotiation and preparation of this Agreement and the other Loan Documents, Borrower shall not be responsible for any attorneys’ fees of Bank’s outside counsel in excess of $12,000.

SECTION 7.4.                             SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents.  In connection therewith, subject to Section 7.12, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, Guarantor or the business of Guarantor, if any, or any collateral required hereunder.

SECTION 7.5.                             ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.                             NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.                             TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.                             SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.                             COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.                      GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11.                      ARBITRATION.

(a)                    Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.  In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)                    Governing Rules.  Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)                     No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)                    Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)                     Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)                      Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)                     Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)                    Real Property Collateral; Judicial Reference.  Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.  If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638.  A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures.  Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)                        Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)                       Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.12              CONFIDENTIALITY.  Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its subsidiaries and affiliates, (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over Bank or subsidiaries or affiliates, (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative or other compulsory, (d) to Bank’s legal counsel, auditors and other professional advisors to and representatives of Bank on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document, or any action or proceeding relating to this Agreement, any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to prospective transferee or assignee of its rights and obligations under this Agreement, (g) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Bank or any of its subsidiaries or affiliates from a third party that is not, to Bank’s knowledge, subject to confidentiality obligations to the Borrower, or (j) to governmental regulatory authorities in connection with any regulatory examination of Bank or in accordance with Bank’s regulatory compliance policy if Bank deems necessary for the mitigation of claims by those authorities against Bank or any of its subsidiaries or affiliates.  For purposes of this Section, “Information” means all information received from Borrower or Guarantor or subsidiary thereof relating to any Borrower or Guarantor or subsidiary thereof or any of their respective businesses, other than any such information that is available to Bank on a nonconfidential basis prior to disclosure by Borrower or Guarantor or subsidiary thereof; provided that, in the case of information received from a Borrower or Guarantor or subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Bank shall be considered to have complied with its obligation to maintain the confidentiality of Information as provided in this Section if Bank has exercised the same degree of care to maintain the confidentiality of such Information as Bank would accord to its own confidential information.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

RALLY SOFTWARE DEVELOPMENT CORP.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ James Lejeal	By:	/s/ Brian Weber

Name: James Lejeal		Name: Brian Weber

Title: Chief Financial Officer		Title: Senior Vice President